Exhibit 99.1

For Immediate Release	Contacts:	Stacy Frole	(419) 627-2227
November 6, 2014		Lisa Broussard	(419) 609-5929

CEDAR FAIR REPORTS RECORD THIRD-QUARTER REVENUES; INCREASES QUARTERLY CASH DISTRIBUTION BY 7%
SANDUSKY, OHIO, November 6, 2014 -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today reported record revenues for its third quarter ended September 28, 2014 and announced a 7% increase in its quarterly cash distribution.
Highlights

•
Cedar Fair reported record net revenues of $595 million in the third quarter. The 1% increase over last year’s record results reflects the Company’s continued success in increasing average in-park guest per capita spending[1] across all categories.

•
Net revenues on a comparable-park basis through Sunday, November 2, 2014, were up 2%, driven by a 3% increase in average in-park guest per capita spending, which was offset somewhat by a less than 1% decline in attendance.

•
With more than 95% of its operating days complete, the Company expects to achieve full-year net revenues at the low end of its current revenue guidance range of $1.15 billion to $1.17 billion. It also anticipates being at the low end of its current Adjusted EBITDA guidance range of $425 million to $435 million.

•
The Company continues to believe in the strength of its business model and, with an Adjusted EBITDA CAGR of 4% since 2012, is on track to achieve its FUNforward long-term growth goal of $450 million or more in Adjusted EBITDA by its original target of 2016.

•	Cedar Fair’s Board of Directors declared a 7% increase in its quarterly cash distribution to $0.75 per limited partner (LP) unit, payable December 15, 2014.

1 Average in-park guest per capita spending is defined as the Company's total in-park revenues, including gate admissions and revenue received inside the park gates for food, merchandise, games and premium benefit offerings, divided by total attendance.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third-Quarter Revenues; Increases Quarterly Cash Distribution By 7%
November 6, 2014

“The foundation for our continuing ability to drive a fifth year of record results is our commitment to providing a compelling park experience for audiences of all ages,” said Matt Ouimet, Cedar Fair’s president and chief executive officer. “Our high-quality assets and operational excellence drive increased guest spending and repeat visitation. Through this past weekend, net revenues increased at all of our properties, with the exception of those in the Great Lakes region which experienced challenging weather patterns throughout the year. Two of our largest parks - Kings Island and Knott’s Berry Farm - will deliver record profitability and in spite of a challenging year weather-wise, our flagship park, Cedar Point, will have its second best year ever.
“Guests have responded extremely well to our new rides, attractions and live entertainment this year bringing our in-park guest spending to record levels,” continued Ouimet. “While remaining committed to investing in the guest experience puts moderate pressure on our 2014 operating margins, we believe our efforts in this area will manifest themselves in the form of increased attendance, price elasticity, length-of-stay and in-park spending over the long term. This has certainly been the case at Knott’s Berry Farm, where this program has been actively applied over the past three years.”
Ouimet concluded, “Based on our current year performance, our positive outlook and our strong balance sheet, our Board has declared a 7% increase in our 2014 fourth-quarter distribution. This reflects our confidence that our cash flow will continue to be more than sufficient to maintain this distribution amount into 2015 and beyond, while also allowing us to strategically invest in our business to support long-term growth.”
Third-Quarter Results
Cedar Fair’s net revenues increased to a record $595 million for the third quarter, up from $592 million in the third quarter a year ago. Net income for the quarter was $162 million, or $2.90 per diluted LP unit, compared with net income of $190 million, or $3.41 per diluted LP unit, during the same period last year.
The increase in revenues for the quarter was the result of a 2%, or $0.85, increase in average in-park guest per capita spending, offset somewhat by 1% decreases in both attendance and out-of-park revenues. Excluding a non-core, stand-alone water park sold in August 2013, attendance on a comparable-park basis was down less than 1%, or 65,000 visits.
Strength within in-park guest per capita spending has been widespread across all parks and categories. In-park food and beverage spending was a strong contributor to third-quarter results and was driven by momentum in bundled value meals and a variety of new, all-inclusive dining options. Comparable-park attendance for the quarter was negatively impacted by challenging weather in the Great Lakes region.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third-Quarter Revenues; Increases Quarterly Cash Distribution By 7%
November 6, 2014

For the third quarter of 2014, operating costs and expenses were $283 million, up $8 million from the prior-year third quarter. The increased costs for the quarter were largely the result of budgeted increases in operating expenses, which included: 1) an increase in both seasonal labor hours and rates; and 2) initiatives focused on enhancing the overall guest experience, including the introduction of more midway entertainment throughout the parks and a new policy offering complimentary admission to the Dinosaurs Alive! attraction for the Company’s most loyal season pass customer base. The cost of food, merchandise and games revenues also increased slightly due to increased guest spending across all categories of the Company’s business. As a percent of revenues, these costs remain comparable with the prior year period. Slightly offsetting these increases in the quarter was a small decrease in selling, general and administrative expenses - a result of decreased incentive compensation when compared with last year’s record performance.
Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, for the third quarter of 2014 was $316 million compared with $318 million for the same period last year. The decrease in Adjusted EBITDA for the quarter is the result of higher operating costs associated with the Company’s long-term commitment to enhancing the overall guest experience, combined with a slight year-over-year decrease in attendance. This was partially offset by increased net revenues in the quarter which were driven by the higher guest spending levels.
Results Through October
Based on preliminary results, net revenues on a comparable-park basis through November 2, 2014 were up 2%, or $19 million, to approximately $1.12 billion. The increase was the result of a 3%, or $1.20, increase in average in-park guest per capita spending to a record $45.62, somewhat offset by a $2 million decrease in out-of-park revenues to $114 million and a less than 1% decrease in comparable-park attendance to 22.6 million visits.
Commenting on October results, Ouimet said, “Our Halloween events continue to grow in popularity, and we are pleased to announce we achieved record demand for these events this year. Since the end of the third quarter, we have experienced 5% increases in both comparable-park attendance and average in-park guest per capita spending. The record attendance and revenues achieved at our parks over the past five weeks reaffirms our confidence in our business model along with the strength and loyalty of our consumer base.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third-Quarter Revenues; Increases Quarterly Cash Distribution By 7%
November 6, 2014

Cash Flow and Liquidity Remain Strong
As of September 28, 2014, the Company had $619 million of variable-rate term debt (before giving consideration to fixed-rate interest rate swaps), $950 million of fixed-rate debt, no outstanding borrowing under its revolving credit facilities and cash on hand of $189 million. The Company believes its credit facilities and cash flows are sufficient to meet working capital needs, debt service, planned capital expenditures and distributions for the foreseeable future.
Distribution Declaration
Today, the Company also announced the declaration of a cash distribution of $0.75 per LP unit. The distribution represents an increase of 7% and will be paid on December 15, 2014, to unitholders of record as of December 3, 2014.
Outlook
“While we are pleased to report record net revenues this year, undoubtedly our team has faced some short-term challenges,” said Ouimet. “A harsh winter, regional flooding, a water main break and challenging weather in the Great Lakes region has caused us to analyze our business model with an even more critical eye to ensure we are responsive to any changes in underlying consumer trends. Through this analysis we have even greater confidence that our business model is strong and our long-term strategy is working. With less than 5% of our operating days remaining, we anticipate full-year net revenues to be at the lower end of our current guidance of $1.15 billion to $1.17 billion. We also anticipate being at the lower end of our current Adjusted EBITDA guidance range of $425 million to $435 million.
“As we move into 2015, we believe the experience of our management team, combined with our high-quality assets and the insights gained from this past year, provides us with a strong base to build upon. We will continue to market innovative new products and experiences across all of our parks with our capital spending concentrated in the regions where we believe we will see the greatest long-term returns. Leading the swarm, Fury325, a world-record breaking roller coaster at Carowinds, will serve as the centerpiece of a new, state-of-the-art main entrance, and it represents the first step in a multi-year plan to transform Carowinds into a world-class entertainment destination. Our 2015 capital plan also includes the introduction of Rougarou, a new coaster experience at Cedar Point, and the debut of the newly-renovated, historic Hotel Breakers, located on the park’s mile-long beach in Sandusky, Ohio,” continued Ouimet.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third-Quarter Revenues; Increases Quarterly Cash Distribution By 7%
November 6, 2014

Ouimet concluded by stating, “I am proud of our team and their unwavering commitment to the guest experience and our world-class properties. Based on current trends, we believe we are on track to achieve our long-term target of $450 million or more in Adjusted EBITDA by our original target of 2016.”
Conference Call
The Company will host a conference call with analysts today, November 6, 2014, at 10:00 a.m. Eastern Time, which will be webcast live in “listen only” mode via the Cedar Fair website (ir.cedarfair.com). It will also be available for replay starting at approximately 1:00 p.m. ET, Thursday, November 6, 2014, until 11:59 p.m. ET, Thursday, November 20, 2014. In order to access the replay of the earnings call, please dial 1-877-870-5176 followed by the access code 8505159.
About Cedar Fair
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, three outdoor water parks, one indoor water park and five hotels. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also operates the Gilroy Gardens Family Theme Park in California under a management contract. Cedar Fair’s flagship park, Cedar Point, has been consistently voted one of the “Best Amusement Parks in the World” in a prestigious annual poll conducted by Amusement Today newspaper.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in our capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at our parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third-Quarter Revenues; Increases Quarterly Cash Distribution By 7%
November 6, 2014

Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
This news release and prior releases are available online at http://ir.cedarfair.com
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Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third-Quarter Revenues; Increases Quarterly Cash Distribution By 7%
November 6, 2014

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per unit amounts)

	Three months ended		Nine months ended		Twelve months ended
	9/28/2014	9/29/2013	9/28/2014	9/29/2013	9/28/2014	9/29/2013
Net revenues:
Admissions	$340,101	$339,655	$566,126	$562,214	$650,919	$641,140
Food, merchandise and games	184,038	180,408	322,025	316,940	361,190	353,951
Accommodations and other	71,179	72,013	110,647	116,341	125,766	129,609
	595,318	592,076	998,798	995,495	1,137,875	1,124,700
Costs and expenses:
Cost of food, merchandise, and games revenues	46,812	45,843	82,887	81,933	92,726	93,055
Operating expenses	178,649	170,394	406,191	388,335	490,200	458,906
Selling, general and administrative	57,205	58,727	125,226	125,533	152,105	148,356
Depreciation and amortization	58,244	57,495	109,525	108,313	123,699	122,408
Gain on sale of other assets	—	(8,743)	(921)	(8,743)	(921)	(15,368)
Loss on impairment / retirement of fixed assets, net	1,475	1,637	2,687	2,266	2,960	8,372
	342,385	325,353	725,595	697,637	860,769	815,729
Operating income	252,933	266,723	273,203	297,858	277,106	308,971
Interest expense	21,462	25,529	74,101	77,153	100,019	103,870
Net effect of swaps	(1,087)	1,377	(1,031)	8,315	(2,463)	8,141
Loss (gain) on early debt extinguishment	(246)	—	29,027	34,573	29,027	34,573
Unrealized/realized foreign currency (gain) loss	21,515	(8,615)	22,597	15,229	36,309	20,157
Other income	(16)	(17)	(95)	(126)	(123)	(163)
Income before taxes	211,305	248,449	148,604	162,714	114,337	142,393
Provision for taxes	49,403	58,025	26,340	34,026	12,557	24,030
Net income	161,902	190,424	122,264	128,688	101,780	118,363
Net income allocated to general partner	2	2	1	1	1	1
Net income allocated to limited partners	$161,900	$190,422	$122,263	$128,687	$101,779	$118,362

Net income	$161,902	$190,424	$122,264	$128,688	$101,780	$118,363
Other comprehensive income (loss), (net of tax):
Cumulative foreign currency translation adjustment	2,975	(699)	2,279	1,194	3,841	2,814
Unrealized income (loss) on cash flow hedging derivatives	2,726	(2,761)	(165)	7,803	2,768	9,740
Other comprehensive income (loss), (net of tax)	5,701	(3,460)	2,114	8,997	6,609	12,554
Total comprehensive income	$167,603	$186,964	$124,378	$137,685	$108,389	$130,917
Basic earnings per limited partner unit:
Weighted average limited partner units outstanding	55,439	55,485	55,448	55,472	55,458	55,460
Net income per limited partner unit	$2.92	$3.43	$2.21	$2.32	$1.84	$2.13
Diluted earnings per limited partner unit:
Weighted average limited partner units outstanding	55,855	55,863	55,855	55,803	55,864	55,804
Net income per limited partner unit	$2.90	$3.41	$2.19	$2.31	$1.82	$2.12

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third-Quarter Revenues; Increases Quarterly Cash Distribution By 7%
November 6, 2014

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA

(In thousands)	9/28/2014	9/29/2013

Cash and cash equivalents	$189,374	$183,482
Total assets	$2,117,076	$2,101,047
Long-Term Debt, including current maturities:
Term debt	$618,850	$628,425
Notes	950,000	901,606
	$1,568,850	$1,530,031
Total partners' equity	$153,556	$192,217

CEDAR FAIR
RECONCILIATION OF ADJUSTED EBITDA

	Three months ended		Nine months ended		Twelve months ended
	9/28/2014	9/29/2013	9/28/2014	9/29/2013	9/28/2014	9/29/2013
	(13 weeks)	(13 weeks)	(39 weeks)	(39 weeks)	(52 weeks)	(52 weeks)
	(In thousands)
Net income	$161,902	$190,424	$122,264	$128,688	$101,780	$118,363
Interest expense	21,462	25,529	74,101	77,153	100,019	103,870
Interest income	(16)	(17)	(95)	(126)	(123)	(163)
Provision for taxes	49,403	58,025	26,340	34,026	12,557	24,030
Depreciation and amortization	58,244	57,495	109,525	108,313	123,699	122,408
EBITDA	290,995	331,456	332,135	348,054	337,932	368,508
Loss (gain) on early extinguishment of debt	(246)	—	29,027	34,573	29,027	34,573
Net effect of swaps	(1,087)	1,377	(1,031)	8,315	(2,463)	8,141
Unrealized foreign currency (gain) loss	21,503	(8,385)	22,523	15,371	36,237	20,298
Non-cash equity expense	1,592	843	8,369	4,645	9,259	5,280
Loss on impairment/retirement of fixed assets, net	1,475	1,637	2,687	2,266	2,960	8,372
Gain on sale of other assets	—	(8,743)	(921)	(8,743)	(921)	(15,368)
Other non-recurring items (as defined) (1)	1,377	197	1,935	705	2,937	859
Adjusted EBITDA (2)	$315,609	$318,382	$394,724	$405,186	$414,968	$430,663

(1) As permitted by and defined in the 2013 Credit Agreement
(2) Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the 2013 Credit Agreement. The Company believes Adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income, or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233